                                                         EXHIBIT 11.1

                COPART, INC. AND SUBSIDIARIES

            COMPUTATION OF NET INCOME PER SHARE

                           (UNAUDITED)

                                                Three months ended October 31,
                                                ------------------------------
                                                     1997           1996
                                                ------------    -------------
Weighted average common shares
  issued and outstanding                          13,088,600      12,647,600

Common stock equivalents:
  Warrants and stock options                         371,700         697,300
                                                ------------     -----------
                                                  13,460,300      13,344,900
                                                ------------     -----------
                                                ------------     -----------

Net income                                      $  3,140,100     $ 2,336,800
                                                ------------     -----------
                                                ------------     -----------

Net income per share                            $       .23     $       .18
                                                ------------     -----------
                                                ------------     -----------

Net income per share is computed by using the weighted average number of common shares and equivalents assumed to be outstanding during the periods. Common stock options and warrants to purchase common stock were included in the calculation of net income per share.

Fully diluted earnings per share is not presented since the amounts are antidilutive, or do not differ significantly from the primary earnings per share presented.

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